Filed Pursuant to Rule 433
Registration Statement No. 333-281097
Issuer Free Writing Prospectus dated August 21, 2024
Relating to Preliminary Prospectus dated August 19, 2024

PTL LIMITED

1,250,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of PTL Limited (the “Company”) and should be read together with the preliminary prospectus dated August 19, 2024 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333- 281097), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2016337/000121390024070512/ea0211709-f1a1_ptllimited.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Dominari Securities LLC at (212) 393-4500.

PTL Limited

(Nasdaq: PTLE)

FREE WRITING PROSPECTUS DATED AUGUST 21, 2024

FILED PURSUANT TO RULE 433 OF THE SECURITIES ACT OF 1933, AS AMENDED

RELATING TO PRELIMINARY PROSPECTUS DATED AUGUST 19, 2024

REGISTRATION NO. 333-281097

1

Important Notices and Disclaimers This presentation relates to the proposed public offering of ordinary shares (“Shares”) of PTL Limited, a British Virgin Islands company (“we”, “us”, “our” or the “Company”) and should be read together with the Registration Statement on Form F - 1 , as amended (File No . 333 - 281097 ) (“the Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates, which may be accessed through the following web link : http : //www . sec . gov . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC entirely for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Dominari Securities LLC via email : investmentbanking@dominarisecurities . com, or contact PTL Limited via email : info@petrolinkhk . com . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . This presentation contains certain data and information that we obtained from various government and private publications including industry data and information from Frost & Sullivan International Limited . Statistical data in these publications also include projections based on a number of assumptions . The industry may not grow at the rate projected by market data, or at all . Failure of our industries to grow at the projected rate may have a material and adverse effect on our subsidiaries’ business and the market price of our Ordinary Shares . In addition, the new and rapidly changing nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal defense . 2

Forward - Looking Statements This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . The words “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions are intended to identify forward - looking statements . Forward - looking statements give our current expectations or forecasts or future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals, current and future economic and political conditions, our expectations regarding demand for and market acceptance of our services and the products that we provide and compete in the interior design and fit - out industry, relevant government policies and regulations relating to the interior design and fit - out industry in Hong Kong, our capital requirements and our ability to raise any additional financing which we may require, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . 3

Offering Summary PTL Limited Issuer Initial Public Offering Offering type NASDAQ Capital Market: PTLE Proposed Exchange Symbol 1,250,000 Ordinary Shares, excluding exercise of the over - allotment option Ordinary Shares offered by Issuer Between US$4.00 to US$6.00 per share Offering Price Approximately US$4.44 million (from the assumed offering price of US$5.00 per Ordinary Share) Net proceeds to Issuer 11,250,000 Ordinary Shares Shares outstanding pre - offering 12,500,000 Ordinary Shares (or 12,687,500 Ordinary Shares if the underwriters exercise the over - allotment option in full) Shares outstanding post - offering ● Approximately 60% for the acquisition of vessels; ● Approximately 30% for working capital purpose in order to increase inventory position to secure more favorable volume discounts and credit terms with our suppliers, and to establish a price hedging mechanism and policy; ● The balance, approximately 10%, to fund other general corporate purposes. Use of proceeds Dominari Securities LLC Representative of the Underwriters 4

Company Overview 5

Company Overview Headquartered in Hong Kong, we are an established bunkering facilitator providing marine fuel logistics services for vessel refueling, primarily container ships, bulk carriers, general cargo vessels, and chemical tankers . Targeting and serving the Asia Pacific market, we leverage our close relationships and partnership within our established network in the marine fuel logistic industry, including the upstream suppliers and downstream customers, to provide a one - stop solution for vessel refueling . Geographically, in terms of the delivery locations at which the marine fuel is delivered to our customers, nearly all of our revenue ( 93 . 2 % and 95 . 3 % of our revenue for the fiscal years ended December 31 , 2023 and 2022 , respectively) were generated by the marine fuel delivery to customers in Hong Kong ports . Other delivery locations include United Arab Emirates, Singapore, Saudi Arabia, and mainland China, and all of the transactions for marine fuel delivery and vessel refueling activities in these locations have been booked through and concluded by our operating subsidiary in Hong Kong . According to the industrial data provided by F&S, we had an estimated market share of approximately 2 . 7 % and 0 . 8 % respectively in terms of volume of fuel oil and gas oil supplied to operators in Hong Kong for the year ended December 31 , 2023 . Through strategic utilization of our available working capital resources, we have successfully achieved significant business growth . 6

Competitive Strengths We believe that the following competitive strengths contribute to our success and differentiate us from our competitors: භ Proven track record and the trusted reputation of smooth and reliable marine fuel logistics service භ Strong presence in Hong Kong with geographically diverse operations භ Strong relationships with suppliers; and භ Economies of scale as a bulk purchaser 7

Our History 2013 • Incorporation of Petrolink Energy Limited in Hong Kong, a wholly owned subsidiary of PTL and our main operating entity 2023 • Establishment of PTL Limited under the laws of the British Virgin Islands as the holding company of Petrolink Energy Limited 2024 • Incorporation of Petrolink Energy Pte . Ltd . in Singapore for the purpose of establishing a representative office in Singapore to conduct marketing and sales support in Singapore 8

Corporate Structure 100% 100% Petrolink Energy Limited Hong Kong Petrolink Energy Pte. Ltd. Singapore PTLE Limited British Virgin Islands Public Shareholding PTL Limited British Virgin Islands Pre - offering: 0% Ordinary Shares Post - offering: 10% Ordinary Shares Pre - offering: 100% Ordinary Shares Post - offering: 90% Ordinary Shares Assuming no exercise of the Over - Allotment Option 9

Financial Highlights 10

Financial Highlights 0 20,000,000 40,000,000 60,000,000 80,000,000 100,000,000 120,000,000 Revenue (USD) 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 Gross Profit (USD) FY2022 FY2023 FY2022 FY2023 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 11

Financial Highlights 2.0% 1,000,000 1.8% 900,000 1.6% 800,000 1.4% 700,000 1.2% 600,000 1.0% 500,000 0.8% 400,000 0.6% 300,000 0.4% 200,000 0.2% 100,000 0.0% 0 1.88% 1.49% Net Income (USD) Gross Profit Margin (%) FY2022 FY2023 FY2022 FY2023 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 12

Our Services 13

We provide high quality and professional bunkering facilitating services to our customers through our operating subsidiary, Petrolink Energy Limited . We purchase marine fuel, including low sulfur fuel oil, high sulfur fuel oil and low sulfur marine gas oil, from our suppliers and arrange our suppliers to deliver marine fuel to our customers directly . As the bunkering facilitator, our services mainly involve (i) facilitating with our suppliers to supply fuel for the use by our customers’ vessels at various ports along their voyages in the Asia Pacific region ; (ii) arranging vessel refueling activities at competitive pricing to our customers ; (iii) offering trade credit to our customers for vessel refueling ; (iv) handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner ; and (v) handling disputes, mainly in relation to quality and quantity issues on marine fuel, if any . With our industry knowledge, extensive network, and close business relationships with parties amongst our supply network in the value chain, we are able to provide a comprehensive one - stop solution for vessel refueling to our customers . Our Services 14

Providing the vessel refueling options for our customers’ vessel refueling needs at various ports along voyages of their vessels in the Asia Pacific We coordinate with our suppliers at different ports to provide tailored and flexible refueling solutions to our customers, according to their specific requirements . With our stable and sustainable relationship with our suppliers, and our established fuel supply network in the Asia, especially in Hong Kong, we offer a variety of vessel refueling options to our customers in terms of different refueling locations, pricing, time, fuels and product types and quantity . We offer our customer with various types of marine fuel products, including low sulfur fuel oil, high sulfur fuel oil and low sulfur marine gas oil, which come with different specifications, such as varying sulfury levels . For the marine fuel quantities, our customers can also specify a base quantity with certain allowances or a fixed quantity . For pricing options, our customers can determine the marine fuel price based on prices with reference to MOPS on certain dates prior to the physical delivery at various ports over a period of time or a fixed price at the date of the contract for a specific date of physical delivery at a designated port . Our Services (cont’d) 15

Arranging vessel refueling at competitive pricing to meet our customers’ schedule for our customer’s refueling needs during their port visits in the Asia Pacific Being a bunkering facilitator, we aggregate the demand of marine fuel from our customers in different ports over a period of time and negotiate with our suppliers for bulk purchase as it is not economically viable for our suppliers to deal with our customers directly . Due to the larger volume we ordered from our supplier, our close connections with our suppliers, and our knowledge and experience of the vessel refueling, we are able to leverage on our bargaining power with them, thus allow us provide a competitive pricing to our customers . Due to our experience in providing these services and our understanding of the network, we are able to provide our customers with highly effective and flexible pricing and payment solutions as well . Providing trade credit to our customers in relation to vessel refueling As the industry norm, we may provide credit term of payment to selected customers for vessel refueling while we also receive payment credit from our suppliers . To our management’s knowledge, offering of trade credit is one of the important considerations when selecting a bunkering facilitator for vessel refueling services . Generally speaking, we will consider increasing the trade credit to our customers after considering (i) their satisfactory payment history and credit worthiness ; and (ii) expectation of business increasing over time . Our Services (cont’d) 16

Handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner Some of the vessels of our customers may experience adverse weather conditions, port operation disturbances or sudden changes in the vessel schedule which results in the vessels not being able to refuel as originally planned . Therefore, in the event of unforeseen circumstances that result in changes to our customers’ vessel schedules or routes such as the above, by leveraging on our close business relationships with our suppliers, we have the capability to offer contingency solutions through our extensive supply network . This allows us to adapt quickly and provide alternative options to meet our customers’ needs, such as offering our customers with another date for vessel refueling, to refuel other vessels of similar schedules, or offer other alternate ports to our customers for vessel refueling . Our flexibility allow our customers to conduct rearrangements, minimize disturbances and mitigate costs . We believe that our ability to resolve unforeseeable issues faced by our customers will further enhance our relationships with them . Handling disputes, mainly in relation to quality and quantity issues on marine fuel, if any We follow up on quality issues after the physical delivery of marine fuel, if required by our customers . In the event of any disputes regarding the quantity of marine fuel delivered, we have a thorough process in place . We conduct investigation which includes testing the retained samples obtained during the delivery process (if any), which to be carried out by independent third - party laboratories . We will examine all relevant documents, including the bunker delivery notes and/or surveyor reports, to assess the accurate measurement of the delivered marine fuel and aim to resolve any quantity disputes in a fair and transparent manner . Our Services (cont’d) 17

Map of Major Ports The above map indicates the location of the major ports where we supplied marine fuel during the years ended December 31, 2023 and 2022 18

Breakdown of Revenue by Geographical Location 100,000,000 90,000,000 80,000,000 70,000,000 60,000,000 50,000,000 40,000,000 30,000,000 20,000,000 10,000,000 0 Hong Kong UAE Singapore Saudi Arabia China Others Revenue in USD FY2022 FY2023 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 19

Our Board 20

Our Board Mr. Tak Wing, Ho Chief Financial Officer, Director, and Chairman of the Board Mr . Ho has more than 11 years of experience of handling financial and audit operation in companies . In addition to overseeing the general corporate strategy, business development, and management of the Company, Mr . Ho is also responsible for financial planning, budgeting, and financial reporting . Mr . Ho started his accounting career in 2012 , served as Accounting Officer of Super Star Group . From 2017 to 2023 , Mr . Ho served as the account of Tri Co Trading Co Ltd, a fuel trading company . From 2023 to present, Mr . Ho serviced as the Chief Financial Officer of Petrolink Energy Limited . Mr. Ho received his Advanced Diploma in Accounting from Hong Kong Baptist University and his Bachelor of Science degree in Accounting from HKUSPACE. Ms . Ying Ying, Chow Director and Chief Executive Officer Ms . Chow is responsible for overseeing the general corporate strategy, risk management, business development, operation management and expansion of our Company . Prior to joining PTL in 2023 , Ms . Chow served as the Assistant General Manager of Credit One Finance Limited, where she is responsible for strategic decision - making, overseeing operations, AML & compliance, investor relations, business development, risk management and investor relations, from 2017 to 2023 . Ms . Chow received a Bachelor of Art degree from Hong Kong Baptist University in 2015 , Postgraduate Diploma in Business Management and Executive Diploma in Anti - Money Laundering and Counter Terrorist Financing from HKUSPACE in 2023 . 21

Our Board (cont’d) Mr. Wai Hong, Lin Independent Director Nominee * Mr. Lin has over 13 years of experience in accounting, audit, capital market and corporate finance. Mr . Lin currently serves as the Manager of Alpha Financial Group Limited from 2020 , and served as the Associate of Ample Capital Limited from 2018 to 2019 , where he executed a wide variety of capital markets and corporate finance transactions, including IPO, merger and acquisitions, and the preparation of financial statement in US GAAP . From 2015 to 2018 , Mr . Lin served as the Senior Associate in the Audit function of PricewaterhouseCoopers Limited (“PwC”), where he performed annual audit and interim review on the listed companies, and involved in various IPO projects . From 2012 to 2015 , Mr . Lin served as the Senior Associate of East Asia Sentinel Limited, where he performed the similar functions as in PwC . Mr . Lin has been the member of Hong Kong Institute of Certified Public Accountants since 2015 and a licensed representative of Type 6 regulated activities under the Securities and Futures Ordinance since 2018 . Mr . Lin received his BBA degree from Hong Kong University of Science and Technology in 2011 . * The nomination of independent directors will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. 22 Mr . Sze Ho, Chan Independent Director Nominee * Mr . Chan is currently the Chief Executive Officer and Director of Garden Stage Limited (NASDAQ : GSIW), since December 2020 as the Director of its subsidiary, I Win Securities Limited . Mr . Chan has more than 11 years of experience in the financial services industry, covering the area of margin financing, securities trading, asset management, and wealth management . Prior to joining I Win Securities in December 2020 , Mr . Chan worked in the Wealth Management division of CMBC Securities Company Limited, as its Senior Manager, from January 2018 to July 2020 . Prior to joining CMBC Securities Company Limited, Mr . Chan served as the Manager of the Wealth Management division of CITICS Securities International, from July 2011 to July 2017 . Mr . Chan received a Bachelor of Construction Engineering and Management from the City University of Hong Kong in 2010 and a High Diploma in Building Technology and Management from the Hong Kong Polytechnic University in 2007 .

Our Board (cont’d) Mr . Wai Ming, Yiu Independent Director Nominee * Mr . Yiu has extensive experience in legal and commercial matters . Mr . Yiu is currently the Senior Executive of Liu & Co . , a Hong Kong law firm since 2022 , and served as Senior Executive of H . T . Ngan & Co . , a Hong Kong law firm from 2019 to 2022 . From 2018 to present, Mr . Yiu has been serving as the Principal Consultant of Anchor Business Solution, a business consultancy firm, in which Mr . Yiu provides resolutions to complex business issues, project management to corporate transactions, and advices to the senior management of the corporate clients . From 2013 to present, Mr . Yiu also has been serving as the Managing Director of Riches Enterprise Limited, a business consultancy firm . From 2011 to 2018 , Mr . Yiu served as the General Manager of Jinlifeng Group Hong Kong Limited, managing its sales and marketing effort . From 2006 to 2011 , Mr . Yiu served as the Business Account Manager of Hang Seng Bank Limited . Mr . Yiu received Bachelor of Business from Edith Cowan University on 2005 . * The nomination of independent directors will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. 23

Thank You! Lead Underwriter Dominari Securities LLC 725 Fifth Avenue 23rd Floor New York NY 10022 Email: investmentbanking@dominarisecurities.com Issuer PTL Limited 111 North Bridge Road #23 - 06A Peninsula Plaza Singapore 179098 Email: info@petrolinkhk.com 24